BRANDES INVESTMENT PARTNERS, L.P.

CODE OF ETHICS

MARCH 2018

BRANDES INVESTMENT PARTNERS, L.P.

CODE OF ETHICS

TABLE OF CONTENTS

I.	PREAMBLE	1

II.	PERSONAL TRADES POLICY	3

III.	OUTSIDE EMPLOYMENT OR OTHER ACTIVITIES	10

IV.	GIFT LIMITS AND TRACKING (ALL EMPLOYEES)	11

V.	GIFT LIMITS AND TRACKING (REGISTERED REPRESENTATIVES)	14

VI.	POLICY ON POLITICAL ACTIVITIES AND CONTRIBUTIONS	14

VII.	POLICY STATEMENT OF INSIDER TRADING	17

VIII.	CODE OF ETHICS COMMITTEE AND SANCTIONS	23

IX.	RECORDKEEPING	25

X.	COMPLIANCE MONITORING & REPORTING	26

XI.	DEFINITIONS	27

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Code of Ethics (Amended March 29, 2018)

BRANDES INVESTMENT PARTNERS, L.P.

CODE OF ETHICS

Adopted April 1, 1997

I.	PREAMBLE

This Code of Ethics is being adopted to effectuate the purposes and objectives of Sections 204A and Section 206 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 204-2 under the Advisers Act and Rule 17j-1 of the Investment Company Act of 1940 (the “40 Act”). Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of certain persons employed by investment advisers. Section 206 of the Advisers Act makes it unlawful, among other things, for an investment adviser “to employ any device, scheme or artifice to defraud any client or prospective clients; to engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client; or to engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.”

Rule 17j-1 makes it unlawful for any employee of Brandes Investment Partners, L.P., or its subsidiaries (all such entities hereafter referred to as “Brandes”) in connection with the purchase or sale, directly or indirectly, by such person of a “security held or to be acquired”, as defined in below, by a registered investment company (1) to employ any device, scheme or artifice to defraud such registered investment company; (2) to make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make statements made, in light of the circumstances under which they are made, not misleading; (3) to engage in any act, practice, or course of business, which operates or would operate as a fraud or deceit upon any such registered investment company; or (4) to engage in any manipulative practice with respect to such registered investment company.

For purposes of Rule 17j-1, “security held or to be acquired” by a registered investment company means any security which, within the most recent 15 days, (i) is or has been held by such company, or (ii) is being or has been considered by such company or its investment adviser for purchase by such company.

No employee shall violate Section 206 of the Advisers Act or rule 17j-1 of the Investment Company Act.

Brandes has certain responsibilities to its clients. These include assuring that accounts are managed in a suitable manner, providing regular communications regarding the progress of accounts, providing accurate performance numbers and refraining from certain practices. These practices include over-trading the account, purchasing inappropriate issues for the account, making guarantees about future performance, making unauthorized transactions and borrowing client’s fund or securities. They also include keeping the client’s information confidential.

Code of Ethics (Amended March 29, 2018)

Brandes recognizes that its own long-term interests lie in strict adherence to ethical treatment of its clients, thereby maintaining its reputation for honest and fair dealing. Employees are expected to act in accordance with this basic tenet.

Our most important compliance policy at Brandes is for each employee of Brandes to carry out his or her duties in accordance with Brandes’ operating procedures and consistent with our fiduciary duties to our clients. We do not view compliance as a separate task to be handled by designated personnel while the rest of the firm goes about their duties. Rather compliance with applicable laws, rules, regulations and firm policies is the responsibility of each employee and is expected to be part of every employee’s daily routine. As such, all Brandes personnel have the following obligations:

•	Review and understand the firm’s compliance policies and procedures — You are expected to understand the basic principles of all of the firm’s compliance policies. With respect to your specific responsibilities, you are expected to review and understand the application of all compliance policies and procedures that could apply to your various job functions. While Brandes has an obligation to provide to you the resources to assist you in carrying out your duties consistent with the firm’s compliance policies and provide appropriate education and training, it is your obligation to take a proactive approach to the compliance culture of the firm.

•	Understand relevant laws, regulations and policies — We conduct our business in a highly regulated field. The laws and regulations relating to asset management are subject to interpretative guidance, developing policies and industry best practices. All employees, not just those who work in our Legal and Compliance Department, should have a basic understanding of the relevant laws and regulations which underlie our policies and should not hesitate to contact representatives of the Legal and Compliance department with any questions that they may have.

•	Work to ensure that our compliance program is followed — Each employee has a duty to follow our compliance policies and procedures and see to it that your colleagues do as well. In the event that you believe a particular policy or procedure is not being followed, it is your obligation to contact the Global Head of Compliance (“GHOC”) and report to him or her any instances of non-compliance.

•	Work together to improve our compliance program — Our compliance policies and procedures are reasonably designed to ensure that Brandes conducts its business in accordance with applicable law. We have attempted to tailor our policies to the way we conduct our business. As with all aspects of our business, we expect that our employees will examine and work to improve our compliance policies and procedures. Please feel free to contact the Legal and Compliance department with any questions, comments and suggestions that you may have.

Code of Ethics (Amended March 29, 2018)

This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the law and rules and to assure that Brandes’ clients’ interests are considered first. This Code also establishes procedures reasonably necessary to prevent violations of this Code. The Legal/Compliance Department or anyone who becomes aware of an apparent violation of the Code of Ethics shall promptly report such apparent violation to the GHOC. It is against Brandes policy for anyone to retaliate against a current or former employee who in good faith reports an ethics violation or a suspected violation of law. See the Whistleblower Protection Policy in the General and Supervisory Policy of the Compliance Manual and the No Retaliation section of the firm’s Anti-Discrimination/Harrassment policy and Employee handbook for more information.

Each shareholder, officer, partner and employee of the administrator for Brandes Investment Trust (the “Fund”) and U.S. Bancorp Fund Services, L.L.C. (the “Administrator”) is exempt from the reporting and other requirements of this Code of Ethics, but is required to comply with the reporting and other requirements of the Administrator’s or the Fund’s Code of Ethics, as applicable.

II.	PERSONAL TRADES POLICY

While some firms prohibit their employees from making investments in individual securities on behalf of their own personal accounts, Brandes believes this is an unnecessarily restrictive measure. Brandes believes that it is beneficial to clients to have employees’ interests aligned with clients by having a personal financial stake in companies purchased for client accounts. Brandes permits its employees to trade their own accounts when the trades are done in such a manner as to avoid conflicts of interest with clients’ transactions. Brandes has adopted policies and procedures to control conflicts of interest and promote fairness to clients and employees in connection with personal trading. Brandes regularly monitors employees’ trading activity to assure compliance with the firm’s policies and procedures.

It is not possible for this Code to address every situation involving the personal investments of an Employee and technical compliance with the Code will not automatically insulate any Employee from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to Brandes’ clients. Accordingly, all Employees must seek to avoid any actual or potential conflicts between their personal interests and the interests of Brandes. In sum, all Employees shall place the interests of Brandes and its clients before their own personal interests.

A.	Pre-Clearance of Trades in Reportable Securities

All Employee-Related Accounts shall receive prior approval from a Pre-Clearance Designee before purchasing or selling any Reportable Securities. Such pre-clearance shall normally be obtained through the firm’s SunGard Protegent PTA system (“SunGard”). In the absence of the Pre-Clearance Designee, or if the Pre-Clearance Designee is requesting approval, an alternate Pre-Clearance Designee or the GHOC may give the approval. Such approval shall be valid until the close of U.S. trading (1pm PST) the following trading day (the “Period”). If an Employee-Related Account is unable to execute the approved

Code of Ethics (Amended March 29, 2018)

transaction within the Period, the Employee-Related Account must receive another approval from a Pre-Clearance Designee before purchasing or selling securities. If an employee places a “limit order” on the transaction and the order is not completed during the Period for which the approval is given, the remaining order must be re-approved by the Pre-Clearance Designee.

When requesting approval of a transaction for an Employee-Related Account, the employee shall disclose any conflict of interest of which the employee is aware concerning the proposed transaction, such as the existence of any economic relationship between the transaction which is the subject of the pre-clearance request and securities held or to be acquired by any Brandes client, including any mutual fund portfolio managed by Brandes.

In determining whether to approve a Pre-clearance request, the Pre-clearance Designee shall review the securities currently on the Watchlist to ensure that the requested security is not on the Watchlist and is not related to a security on the Watchlist by name, including but not limited to other forms of equity securities, fixed income securities or derivative securities.

Certain Third-Party Managed Employee-Related Accounts may be released from the obligation to pre-clear and report personal trades (see Section XVIII.B).

B.	Trades that Require Pre-Clearance

•	Equity securities

•	Options on equity securities

•	ETFs

•	Stock indices and their related entities (e.g. QQQQ, SPDR shares)

•	Closed-end mutual funds

•	Municipal and corporate bonds

•	Real Estate Investment Trusts (REITs)

•	Private placements

•	IPOs

•	Automatic investments (initial set-up and changes)

•	Publicly traded partnerships (PTPs) and master limited partnerships (MLPs)

•	Open-end mutual funds that are managed or sub-advised by Brandes

•	Voluntary tender offers - Brandes will permit employees to participate in voluntary tender offers so long as employees submit a request to the Legal/Compliance Department to tender their shares of a company for pre-approval prior to submitting their instructions to the custodian.

C.	Transactions that Do Not Require Pre-Clearance

•	Pruchase/sale of open-end mutual funds that are not managed or sub-advised by Brandes

•	Purchase/sale of U.S. Government Securities

Code of Ethics (Amended March 29, 2018)

•	Bank Certificate of Deposit savings

•	Money Market Transactions

•	Securities traded in a Brandes or Third party-Managed Account

•	Non-voluntary corporate actions of a security (stock dividend, dividend reinvestment, stock split, reverse split)

•	Cashless exercise – securities obtained in a “cashless exercise” of an employee stock option (whereby the exercise of the option and the sale of the securities received upon such exercise occurs simultaneously and the exercise price of the option is deducted from the sale proceeds of the acquired securities); provided, however, that any “cashless exercise” or other transaction involving employee stock options or other grant of employer-issued securities in which the employee has discretion as to timing of the transaction or other component of the transaction shall be subject to the pre-clearance provisions of this Code of Ethics;

•	Purchases which are part of an automatic dividend reinvestment plan (assuming the initial purchase of the security was properly pre-cleared, if required); and,

•	Purchases affected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities and sales of such rights so acquired.

•	Involuntary tender offers – it is assumed that the employee will have no other choice but to tender their shares or risk their shares becoming worthless.

D.	More than 10 Employee-Related Accounts

An Employee may not manage more than ten (10) Employee-Related Accounts, except for accounts in the employee’s own name, the name of the employee’s Spouse, and/or children living in the employee’s home, without prior approval from the GHOC before managing the accounts.

E.	IPOs

No Employee-Related Account may purchase any securities in an IPO1; provided, however, an Employee-Related Account may, upon the prior written approval of Brandes, participate in the following IPO’s:

1.	An IPO in connection with the de-mutualization of a savings bank or the de-mutualization of a mutual insurance company in which the holder of the Employee-Related Account owns a life insurance policy;

2.	An IPO of a spin-off company where the Employee-Related Account owns stock in the company that spins off the issuer;

[1]	An IPO generally means an offering of securities registered with the Securities and Exchange Commission (“SEC”), the issuer of which, immediately before the registration, was not required to file reports with the SEC. See, rule 17j-1(a)(6).

Code of Ethics (Amended March 29, 2018)

3.	An IPO of a company in which the Employee-Related Account owns stock in the company and the stock was acquired through participation in a private placement previously approved by Brandes; and,

4.	An IPO of the employer of the holder of the Employee Related Account.

(If an employee would like to participate in an IPO please contact the Legal/Compliance Department for the proper forms).

F.	Private Placements

No Employee-Related Account may purchase any securities in a private placement except upon the prior written approval of Brandes.2

(If an employee would like to participate in a Private Placement please contact the Legal/Compliance Department for the proper forms.)

G.	Pre-Clearance Approval Period

All approved transactions must be executed by the close of market on the following business day. If you are unable to execute the transaction before the close of the market on the business day following the day on which you received approval, you will need to submit an additional pre-clearance request.

H.	Holding Period

All reportable securities must be held for a minimum of 30 days if selling at a loss and 60 days if selling at a profit. In certain cases employees may request a hardship waiver of the holding period. Such requests will be considered by the GHOC.

Except for Restricted Stock Units and Employee Stock Purchase Plans, if an employee purchases additional shares of a Reportable Security that they already own, the 60 days starts over from the date of purchase of the additional shares.

[2]	With respect to the participation in private placements or the permissible IPO’s listed above, an Employee-Related Account may obtain “the prior written approval of Brandes” by first submitting a written request for approval to the Legal/Compliance Department using the Request to Participate in an IPO/Private Placement in an Employee-Related Account Form. The Legal/Compliance Department shall review the proposed transaction to determine whether the proposed transaction would create any material conflicts of interest. If the Legal/Compliance Department determines that the proposed transaction would create no material conflicts of interests, the Legal/Compliance Department shall then seek written approval for the transaction from two members of the Executive Management Group. Such written approval shall include written justification for the decision of the managing partners. Any person authorized to purchase securities in an IPO or private placement shall disclose that s/he plays a part in any subsequent consideration by Brandes of an investment in the issuer of such securities.

Code of Ethics (Amended March 29, 2018)

I.	Watch List Prohibition

The Watchlist comprises securities Brandes is closely observing or for which it anticipates imminent firmwide or product-wide action and, therefore, securities in which employees are generally prohibited from trading. Requests to add or remove a security are generally sent via e-mail to the “Watchlist” alias, and will include the name of the security, the SEDOL, and the rationale for adding the security to the watchlist. Currently, the Compliance Supervisor and the Compliance Registration/Code of Ethics Analyst monitor e-mails received by the Watchlist e-mail alias and are responsible for adding a security to or removing a security from the Watchlist. Separate desktop procedures for maintaining the Watch List are kept by the Code of Ethics group within the Compliance department.

No Employee-Related Account shall purchase or sell any Reportable Security that is currently listed on the firm’s “Watch List,” unless authorized in writing by the GHOC after consultation with the Code of Ethics Committee. The Watch List comprises securities Brandes is currently trading on a firm-wide basis, closely observing, or for which the firm anticipates imminent action on behalf of client accounts.

J.	Brokerage Firm Requirement

Employees are required to hold their Employee-Related Accounts at one of the firm’s designated brokerage firms (a current list of designated brokerage firms can be obtained from the Compliance department), excluding the following types of accounts or unless otherwise exempted in writing by the Global Head of Compliance (GHOC):

•	Third-Party Managed Accounts (including Brandes managed accounts);

•	Accounts that exclusively hold open-end mutual funds that are not managed or sub-advised by Brandes[3];

•	ESPP/ESOP Accounts; and,

•	Employee Related Accounts of the employees of Brandes Investment Partners & Co. and Brandes Investment Partners (Europe) Limited as these are separately covered by the Codes of Ethics of each of these entities.

Newly hired employees must move their non-exempt Employee-Related Accounts to one of the four designated brokerage firms, and make arrangements to close any such accounts at non-designated firms, within 30 days of an employee’s effective date of hire, unless otherwise exempted in writing by the GHOC.

[3]	Shares of Mutual Funds managed or sub-advised by Brandes held directly at the investment company do not need to be moved to a designated broker-dealer firm.

Code of Ethics (Amended March 29, 2018)

K.	Mutual Fund Board Exemption

Officers of the Fund who are not employed by Brandes Investment Partners, L.P. are exempt from the Code’s pre-clearance and designated broker-dealer requirement.

L.	Disclosure of Personal Holdings and Employee Reporting Requirements 4

A.	Initial and Quarterly

1.	Within 10 business days of the start of employment at Brandes, employees are required to disclose interests in any corporation of which they are an officer or director or which they, or a family member hold 5% or more of the outstanding stock. They are also required to disclose any outside business ventures.

2.	No later than 10 business days after the person becomes an Employee of Brandes, the Employee shall provide the Legal/Compliance Department with the following information[5]:

a.	The title, number of shares and principal amount of each Reportable Security in which the Employee had any direct or indirect beneficial ownership when the person became an Employee of Brandes;

b.	The name of any broker, dealer or bank with whom the Employee maintained an account in which any securities were held for the direct or indirect benefit of the Employee as of the date the person became an employee of Brandes; and,

c.	The date that the report is submitted by the Employee.

3.	Each employee shall arrange to have duplicate confirms or statements forwarded to the Legal/Compliance Department for each Employee-Related Account.

4.	Each employee shall complete a Quarterly Employee Transaction Report[6] for each calendar quarter, even if the employee does not have any personal securities transactions to report, and submit the report to the Legal/Compliance Department no later than 10 business days after the end of each calendar quarter.

5.	Changes in an employee’s personal status or changes in the status of an employee’s investment account that may impact this Code of Ethics shall be reported to the Legal/Compliance Department within ten (10) business days of the occurrence of such change. Reportable changes may include, for example:

[4]	Personal holdings shall be reported to the firm using SunGard. Employees should contact the Legal/Compliance Department if they require any assistance or have any questions regarding the reporting of personal holdings.
[5]	No Initial Holdings Report is required form an employee who was an employee prior to the effective date of this Amendment and who has been reporting transactions in all his or her Employee-Related Accounts in accordance with Brandes’ Code of Ethics.
[6]	The Quarterly Employee Transaction Report is available in SunGard. Employees should contact the Legal/Compliance Department if they require any assistance or have any questions regarding the completion of the Quarterly Employee Transaction Report.

Code of Ethics (Amended March 29, 2018)

a.	Marriage;

b.	Change of address;

c.	Opening an investment account that will hold Reportable Securities (including a Third-Party Managed Account);

d.	The change in status of a Third-Party Managed Account; and/or,

e.	Obtaining discretionary authority over the investment account of another person.

6.	If, following a change in status and before the employee has formally reported the change to the Legal/Compliance Department, an employee is planning on engaging in a transaction that would require pre-clearance of that transaction, the employee must seek pre-clearance despite not having formally reported the change in status.

7.	If an employee has any question as to whether a change in status impacts the Code of Ethics, the employee should contact the Legal/Compliance Department.

Quarterly, the Code of Ethics staff will review Employee-Related transactions and report the findings to the GHOC. Code of Ethics staff will also review the transactions of the GHOC and report findings to the General Counsel, who will review and approve the personal trading activity of the GHOC. The GHOC will review the personal trading activity of the Code of Ethics staff.

If an Employee-Related Account of a person attending an Investment Committee meeting or if a member of the Investment Committee holds a security, or a security economically related thereto, being considered for purchase or sale by Brandes client accounts, such person shall disclose to the Investment Committee his holdings of the security at the first occasion upon which the employee becomes aware that Brandes is considering the security for purchase for its clients.

B.	Annual Certification of Compliance[7]

Each employee shall certify annually that:

1.	S/he has read and understands the Code of Ethics and recognizes s/he is subject thereto;

2.	S/he has complied with the requirements of the Code of Ethics;

3.	S/he has reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics; and,

[7]	The Annual Certification of Compliance is available in SunGard. Employees should contact the Legal/Compliance Department if they require any assistance or have any questions regarding the completion of the Annual Certification of Compliance.

Code of Ethics (Amended March 29, 2018)

4.	Other than as disclosed on the annual certification, s/he has no knowledge of the existence of any personal conflict of interest which may involve Brandes clients, such as any economic relationship between his/her transactions and securities held or to be acquired by Brandes clients including any mutual fund portfolio managed by Brandes.

C.	Annual Holdings Report[8]

Each Employee shall, on an annual basis, provide the Legal/Compliance Department with the following information that must be current as of the calendar year end for which the report is submitted:

1.	The title, number of shares and principal amount of each Reportable Security in which the Employee had any direct or indirect beneficial ownership; other than those Reportable Securities held in a Third-Party managed Account for which the employee has received a Third-Party Managed Account Exemption (see above).

2.	The name of any broker, dealer or bank with whom an Employee maintains an account in which securities are held for the direct or indirect benefit of the Employee; and

3.	The date that the report is submitted by the Employee.

The Annual Holdings Report shall be submitted no later than 30 days following the calendar year end to which the report relates.

III.	OUTSIDE EMPLOYMENT OR OTHER ACTIVITIES

Any employment or other outside activity by an employee may result in possible conflicts of interests for the employee or for the firm and therefore must be reported to the GHOC for review and approval. Outside activities that must be reviewed and approved include activities such as the following:

•	Being employed or compensated by any other entity;

•	Engaging in any other business including part-time, evening or weekend employment;

•	Serving as an officer, director, partner, etc., in any other entity;

•	Power of attorney over a Brandes client account;

•	Ownership interest in any non-publicly traded company or other private investments;

•	Any public speaking or writing activities;

•	Serving as a board member for a non-profit or charitable organization; or,

•	Serving on the finance or similar committee for a non-profit or charitable organization.

[8]	The Annual Holdings Report will be completed using SunGard. Employees should contact the Legal/Compliance Department if they require any assistance or have any questions regarding the Annual Holdings Report.

Code of Ethics (Amended March 29, 2018)

No employee shall serve on a Board of Directors of any public company without the prior approval of the majority of the voting members of the Executive Management Group.

Written approval for any of the above activities is to be obtained by an employee before undertaking any such activity so that a determination may be made that the activities do not interfere with any of the employee’s responsibilities at the firm and any conflicts of interests in such activities may be addressed. The Employee Handbook contains specific rules regarding outside activities.

Registered Representatives of ALPS must also submit the Outside Business Activity form to ALPS and obtain ALPS’ approval of the activity in advance of engagement.

IV.	GIFT LIMITS AND TRACKING (ALL EMPLOYEES)

Gift Giving

A.	No employee shall give or offer to give anything of value to any person for the purpose of influencing the price of any security, influencing their decision-making, or making them feel beholden to Brandes.

B.	The payment, gift, offer, or promise of anything of value that is to be made to or on behalf of a foreign official, party, party official, or candidate must be a reasonable and bona fide expenditure, such as travel and lodging expenses, incurred by or on behalf of the foreign official, party, party official, or candidate and must be directly related to:

1.	the promotion, demonstration, or explanation of products or services; or

2.	the execution or performance of a contract with a foreign government or agency thereof.

Given the restrictions contained in the U.S. Foreign Corrupt Practices Act and the UK Bribery Act and the potential impact on our business, Brandes employees must report any contact with foreign officials to the Compliance Department in accordance with procedures developed for such reporting so that appropriate records can be kept of the interaction.

The term “foreign official” is defined broadly and can include any officer or employee of a foreign government or any department, agency, or of a public international organization, or anyone acting on behalf of such government or department. Note that anyone involved with a sovereign wealth fund or public pension scheme may be considered a foreign official.

Contacts with foreign officials which do not involve the giving of anything of value or the spending of any money on a foreign official should be reported to the Compliance Department as soon as possible following the meeting.

Code of Ethics (Amended March 29, 2018)

Gift Receiving

A.	The overriding principle of Brandes’ policy regarding gifts and entertainment is that employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person, firm, corporation, association or other entity that does business with or on behalf of the firm, or is seeking to do business with or on behalf of the Firm, or has a material connection to the Firm.

B.	No employee shall receive during any calendar year any gifts or other consideration in merchandise, services or otherwise having a total value of more than $250 from any single person, firm, corporation, association or other entity that does, or is seeking to do, business with or on behalf of the Firm, without seeking approval from the GHOC[9]. All gifts will be aggregated on a calendar year basis for review. Employees receiving gifts from any source of over $100 during any calendar year must report them promptly to the Legal/Compliance Department. Note that a $100 annual limit applies to Registered Representatives as decribed in the Registered Rep policy further below.

C.	In general, gifts should be valued at the higher of cost or market value, exclusive of tax and delivery charges. When valuing tickets, Employees should use the higher of cost or face value. If gifts are given to multiple recipients, Employees should record the names of each recipient and calculate and record the value of each gift on a pro rata per recipient basis, for purposes of ensuring compliance with the applicable limit. For example, a gift basket worth $300 delivered to an office of 3 individuals for the benefit of each individual would be permissible.

D.	Any solicitations of gifts are prohibited and gifts given in the course of business entertainment and conferences are not excluded from restrictions, recordkeeping requirements or aggregation obligations. For example, an umbrella given at a golf outing is considered a gift.

E.	Gifts of de minimis value, such as pens, notepads or modest desk ornaments, or promotional items that display a firm’s logo, such as shirts, tote bags, etc. are excluded from the annual gift limit. In order for a promotional item to fall within this exclusion, its value must be substantially below $100. Gifts valued near or above $100 would not be considered nominal and excluded, such as expensive luggage or crystal, etc., even if they do contain the firm’s logo.

F.	Business entertainment is permitted provided that such entertainment is neither so frequent nor so extensive as to raise any question of propriety. The entertainment event should not appear to be so lavish as to appear to influence an employee’s decision-making or make them feel beholden to a person. Therefore, an occasional meal, ticket to a regular season sporting event or the theater, or comparable entertainment which is neither so frequent nor

[9]	Affiliates and divisions within a company are considered separate entities for purposes of the gift receipt policy(e.g. Broker Dealer XYZ (USA) and Broker Dealer XYZ (Europe)).

Code of Ethics (Amended March 29, 2018)

so extensive as to raise any question of propriety are permitted subject to the provisions of this Code. Inappropriate business expenses would include items that are so lavish and extensive in nature that an employee could feel compelled to act in a manner inconsistent with the interests of Brandes or our clients. Examples include: certain modes of private transportation (private jet charters), luxurious accommodations or destinations, expensive/exclusive sporting event tickets, cases of expensive wine or cigars, multiple-day golf outings or vacations, or anything considered illegal under any applicable law or which would expose the firm, the giver or the recipient to any civil or criminal liability to any governmental authority or agency, such as illegal drugs.

Definitions:

Gift: A gift is considered anything of value received from a person, firm, corporation, association or other entity that does, or is seeking to do, business with or on behalf of the Firm, and that does not fall within the definition of “business entertainment” below.

Business Entertainment: Business entertainment is entertainment in the form of any social event, hospitality event, charitable event, sporting event, entertainment event, meal, leisure activity or event of like nature and purpose in which the giver of the entertainment accompanies and participates with the Brandes employee.

Tracking and Monitoring

A.	Department managers will report to the Compliance department, no less frequently than once per calendar quarter, all reportable gifts received by their employees. Compliance will review reported gifts quarterly, with a 12-month rolling look-back period to ensure that yearly gift limits have not been exceeded by any employees. In the event that a potential violation of the gift policy is detected, the potential violation will be brought to the attention of the GHOC. If in a given reporting period no reportable gifts were received, the manager will inform the Compliance department that there are no reportable gifts for that quarter.

B.	Each department that engages in Business Entertainment shall keep a log of all business entertainment, including: the firm/entity providing the entertainment, the venue of the entertainment, the nature of the entertainment, the purpose of the event and any and all receipts related to the business entertainment.

C.	Research and Trading Departments have adopted customized gift reporting procedures intended to ensure the firm stays in compliance with the requirements of the section 28(e) safe habor in the receipt of research and execution services from broker dealers with which the firm does business. Please refer to the procedures.

If in doubt about the giving or receiving of gifts or entertainment, please check with a member of the Legal/Compliance department first

Code of Ethics (Amended March 29, 2018)

V.	GIFT LIMITS AND TRACKING (REGISTERED REPRESENTATIVES)

Please refer to the Sales Practices Policy.

VI.	POLICY ON POLITICAL ACTIVITIES AND CONTRIBUTIONS

A.	General Policy

Brandes is subject to stringent laws, regulations and policies on political activities and contributions. The failure of Brandes and its employees to follow these policies may result in loss of revenues, legal action, and foreclose our ability to pursue certain business opportunities.

Brandes will not make any contributions or expenditures to or for any political parties, committees, or candidates for any public office, or to any persons for any political purpose. The term “contribution” is broadly defined and includes any direct or indirect payments, gifts, use of office space or other company resources, reimbursement of expenses associated with political activity, tickets to dinners or other fund raising events, services (including transportation), equipment or any other items of value made to or for political candidates, political parties, or committees.

Brandes encourages its employees to volunteer and participate in civic affairs and in the political process. They may also express their views in a manner that is not offensive to other employees. However, they may not engage in political activity during work hours, and Brandes will not knowingly reimburse employees for any expenses incurred in connection with politically-related activities.

It is never acceptable, for those associated with Brandes to make political contributions, exchange gifts, or engage in any activity for the purpose of improperly influencing the decision of a public official. However, Rule 206(4)-5 does permit de minimis contributions (subject to potentially more stringent state and local restrictions), which are currently defined as up to $150 or $350, depending on whether or not the employee can vote in the election for which the contribution is being made. For example, the de minimis amount for a contribution to a congressional candidate outside of an employee’s district is $150, while the de minimis amount for a contribution to someone running for Congress in the district in which the employee is allowed to vote is $350.

All political contributions, including those of $150 or less, are subject to the pre-clearance requirement described below. Any questions regarding this policy should be directed to the General Counsel or the Global Head of Compliance.

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B.	Policies Applicable to all Brandes Employees, Including Persons Designated by Compliance as “Covered Associates.”

Specific provisions of the federal securities laws found in Rule 206(4)-5 (“Rule”) apply to political contributions and activities of persons who fall within the definition a “Covered Associate” or “CA”. CAs generally are persons who either solicit business from public funds, directly or indirectly supervise solicitors, and those who are executive officers, managers, partners, or policy makers of Brandes. Although the Rule applies specifically to individuals who fall within the definition of a CA, Brandes is adopting this policy for all of its employees. Employees will be contacted by Compliance and requested, among other things, to sign an acknowledgement that they understand the limits on their activity. Individuals with questions regarding their status should contact Compliance prior to making any contributions or engaging in activities covered by these policies.

The limitations and restrictions on political contributions and activity generally pertain only to political contributions and activity relating to state or local incumbents and candidates. However, political activity and contributions made to current state and local officials campaigning for Federal office also are covered by the Rule. As a matter of policy, the requirements outlined below are applicable to all Employees, and apply to all political contributions and activity, regardless of the office being sought, and include contributions and activity relating to political parties as well as political committees:

1.	Volunteer Activity

Employees may volunteer on their own time and at their own expense on behalf of candidates, but may not use any firm resources or seek reimbursement of any expenses associated with campaign-related activity, unless approved in writing by Compliance. They may not participate in any capacity in which their activity could involve fundraising, or on PACs or committees responsible for the allocation of contributions to political campaigns, unless approved in writing by Compliance.

2.	Pre-Clearance of All Political Contributions

All contributions by Employees, family members (including a spouse, registered domestic partner, partner in a civil union, and children) living in the same household must be pre-cleared in writing by Compliance.

As noted above, contributions may include not only cash contributions, whether made by check or credit card, but also “anything of value” that is contributed to a campaign as well as transition expenses. A contribution also may include a ticket for a fundraiser or other event designed to raise campaign funds. In addition to contributions made directly to candidates, Employees must also receive pre-clearance of any contributions made to state parties and political action committees.

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Employees will be notified by Compliance via e-mail or via the SunGard Protegent system whether or not their contribution request has been approved. No contributions should be made without approval.

Upon receipt of approval, the contribution must be made within 10 business days in order for the pre-clearance to remain timely. Once received by the contributor, a receipt for the contribution must be provided to the Compliance department. Acceptable receipts would include cancelled checks, credit card statements, receipts from the political campaign/entity, etc.

3.	Indirect Contributions

Employees are prohibited from using any indirect means to avoid Brandes’ political contribution policies. Indirect means would include, among other things, making contributions through family or friends.

4.	Solicitation of Contributions from Others

Employees are prohibited from soliciting political contributions from others without written approval of Compliance. Solicitations may include explicit donation requests, as well as activities such as hosting fundraisers, arranging lunches for candidates, or circulating donor cards.

5.	Pre-Approval of New Investments from Public Funds

Prior to Brandes executing any new account application received from a new public fund client, approval must be obtained in writing from Compliance.

6.	Pre-Screen of New Hires

Prior to an offer being extended to a potential new employee, Human Resources will inquire, through the use of a questionnaire, as to whether the candidate has any reportable political contributions that have occurred in the past two years. If the candidate answers in the affirmative, the candidate will be put in touch with the Compliance department and the Compliance department will determine whether any contributions made may create an issue if the candidate were to be hired. If the candidate answers in the negative, the questionnaire will be forwarded to the Compliance department, and a search of poltitical contribution database websites will be conducted to confirm there have been no reported contributions in the past two years on behalf of the candidate. Compliance will report any findings to Human Resources prior to the candidate being hired.

7.	Covered Associates List

Compliance will maintain a comprehensive list of all employees and their residential addresses. Residential addresses are tracked for the purpose of determining voting

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districts. The comprehensive list will be subdivided into two separate lists – one for Covered Associates (CAs) and one for Non-Covered Associates (NCAs). Each quarter, Compliance will contact Human Resources to inquire whether any promotions or other position changes have occurred with any employees which may result in a change in status from NCA to CA or vice versa.

8.	Pre-Approval of any Referral Fee Arrangements and Use of Third-Party Marketers

The use of any third party marketing arrangement involving public funds, including the use of consultants, finders, solicitors, and placement agents must be pre-approved in writing by Compliance. No referral fees may be offered to persons within the company or elsewhere for introductions or referrals of public fund investors without written approval of Compliance.

9.	Questions and Reports of Potential Violations

All persons associated with Brandes are expected to adhere to these policies. Questions may arise from time-to-time regarding application of the policies. If any doubt exists, you are strongly encouraged to submit your inquiry to the General Counsel or the Global Head of Compliance. Anyone who becomes aware of a potential violation of these policies must immediately report the matter to the General Counsel or the Global Head of Compliance. Prompt notice of a violation of our policies may allow the firm to eliminate or reduce potentially adverse consequences.

10.	Procedures for Review of Political Contributions

No less than quarterly, the GHOC and/or her designee will monitor political contributions by a random selection of CAs using the following websites to verify that political contributions have been disclosed and pre-cleared:

•	Follow the Money <http://www.followthemoney.org>

•	Open Secrets <http://www.opensecrets.org>

•	Federal Election Commission <http://fec.gov>

The review of these sites will be recorded and maintained by the Legal/Compliance Department in a spreadsheet.

VII.	POLICY STATEMENT OF INSIDER TRADING

Every officer, partner and employee is responsible for knowing and abiding by the terms of this policy statement.

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Brandes forbids any trading on behalf of Employee-Related Accounts or clients’ accounts on material nonpublic information, or communicating material nonpublic information to others in violation of the law. This conduct is referred to as “insider trading.” Brandes’ policy applies to every officer, partner, and employee and extends to activities within as well as outside of their duties at Brandes. Any questions regarding Brandes’ policy and procedure should be referred to General Counsel.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or the communication of such material nonpublic information to others. Although United States law governs insider trading, this law applies to information about foreign companies as well as domestic companies. Thus, if an employee receives nonpublic material information about a foreign company, the employee is prohibited from trading for accounts based on that information and from communicating such information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading by an insider, while in possession of material nonpublic information;

•	Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and

•	Communicating material nonpublic information to others.

•	The elements of insider trading and the penalties for such unlawful conduct are discussed below.

A.	Who is an “Insider”?

The concept of “insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorney, accountants, consultants, bank lending officers and the employees of such organizations. In addition, Brandes may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

B.	What is “Material Information”?

Trading on inside information is not a basis for liability unless the information is material. “Material Information” is defined generally as information which a reasonable investor would consider substantially important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors and employees should consider

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material includes, but is not limited to: dividend changes, earnings estimates, changes in previously release estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to a company’s business, for example; un-released news items, which might have a significant effect on prices, have been found to be material information.

No simple “bright line” test exists to determine when information is material; assessments of materiality involve a highly fact-specified inquiry. For this reason, you should direct any questions about whether information is material to the General Counsel, or his designated representative, in the Legal/Compliance department.

C.	What is “Nonpublic Information”?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report file with the SEC, or appearing in The Wall Street Journal, or other publications of general circulation, would be considered public.

D.	Bases for Liability

1.	Fiduciary Duty

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material nonpublic information or refrain from trading. Non-insiders can acquire the fiduciary duties of insiders by entering into a confidential relationship with the company through which they gain information (e.g. attorneys, accountants), or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary, but can be a gift, reputational benefit that will translate into future earnings or even evident of a relationship that suggests a quid pro quo.

2.	Misappropriation

Another basis for insider trading liability is trading which occurs on material nonpublic information that was stolen or misappropriated form any other person. It should be noted that “misappropriation” could be used to include a variety of individuals not previously thought to be encompassed under the fiduciary duty.

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3.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employees. A person can be subject to some or all of the penalties below even if he or she does not personally benefit for the violation. Penalties include:

•	Civil injunctions

•	Treble damages

•	Disgorgement of profits or loss avoided

•	Jail sentences

•	Fine for the person who committed the violation of up to three times the profit gained or losses avoided, whether or not the person actually benefited; and

•	Fines for the employer of other controlling person of $1,000,000 or three times the amount of the profit gained or loss avoided, whichever is greater.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Brandes, including termination.

4.	Identifying Inside Information

Before recommending or executing any trade for yourself or others, including client accounts, you must determine whether you have access to material nonpublic information.

If you think that you might have access to material nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the General Counsel, or his designate.

•	Do not purchase or sell the securities on behalf of yourself or others, including Employee-Related Accounts and clients accounts.

•	Do not communicate the information inside or outside of Brandes, other than to Brandes’ attorneys.

•	After the General Counsel, or his designate, has reviewed the issues, the firm will determine whether the information is material and nonpublic and, if so, what action the firm should take.

You should consult with General Counsel, or his designate, or Brandes’ outside counsel before taking any action.

5.	Contacts with Public Companies

Contacts with public companies represent an important part of Brandes’ research efforts. Brandes may make investment decisions on the basis of the firm’s conclusions

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formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Brandes employee becomes aware of material nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, Brandes must make a judgment as to its further conduct. To protect yourself, your clients and Brandes you should contact immediately General Counsel, or his designate, if you believe that you may have received material nonpublic information.

6.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material nonpublic information regarding a tender offer received from the tender offerer, the target company or any acting on behalf of either. Brandes employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

7.	Supervisory Procedures

The role of the General Counsel is critical to implementation and maintenance of Brandes’ policy and procedures against insider trading. Supervisory procedures can be divided into two classifications – prevention of insider trading and detection of insider trading.

8.	Prevention of Insider Trading

To prevent insider trading, General Counsel should:

•	Provide an educational program to familiarize officers, partners, and employees with Brandes’ policy and procedures;

•	Answer questions regarding Brandes’ policy and procedures;

•	Resolve issues of whether information by an officer, partner or employee of Brandes is material and nonpublic;

•	Regularly review and update Brandes’ policy and procedures;

•	Implement measures to prevent dissemination of material nonpublic information, or restrict trading of securities involved, when it has been determined that an officer, partner or employee of Brandes has material nonpublic information;

•	Require that all employees seek pre-approval with respect to transactions involving Reportable Securities as described in the Code of Ethics; and,

•	Confirm that regular and continuous testing of employee personal trading and the policies and procedures of the Code of Ethics is conducted.

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The Legal and Compliance Department shall provide monitoring and oversight of the firm’s compliance program and is also responsible for education and training of personnel regarding the compliance program. Additional duties of the Legal and Compliance department, including specific personnel within the Research Department are discussed further herein.

Periodically, the GHOC and/or her designee will provide training to the members of the Research Department designed to educate them on the consequences of insider trading. Specifically, the training will cover the following topics:

•	What is an insider?

•	What is considered material non-public information?

•	What are the penalties for insider trading?

•	How to identify potential insider trading risks

•	Steps to prevent insider trading

The program will be reviewed and revised as regulatory requirements change.

9.	Special Reports to Counsel

Promptly upon learning of a potential violation of this policy statement, General Counsel should prepare a written report to Brandes’ outside counsel providing full details, which may include:

•	The name of particular securities involved, if any;

•	The date General Counsel learned of the potential violation and began investigating;

•	The accounts and individuals involved;

•	Actions taken as a result of the investigation, if any; and

•	Recommendations for further action.

10.	Detection of Insider Trading

To detect insider trading, the GHOC or their designee, should:

•	Review the trading activity reports filed by each officer, partner and employee;

•	Review the trading activity of accounts managed by Brandes; and

•	Conduct email reviews of Brandes employees

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VIII.	CODE OF ETHICS COMMITTEE AND SANCTIONS

A.	Code of Ethics Committee

A Code of Ethics Committee has been established to help ensure the proper functioning, monitoring and administration of this Code of Ethics. The Committee shall consist of, at a minimum, the GHOC, the General Counsel, the Finance Director and a senior member of the investment-related functions of the firm. The Committee shall draft, adopt and regularly review and update a Charter. Among other things, the Charter shall describe the schedule for regular meetings (typically quarterly), the circumstances in which the Committee will be convened for a special meeting and procedures for recording the Committee’s deliberations and decisions. The Committee generally will be charged with supervision and administration of personal trading rules and high-level sanctions for violations thereof. The Committee will meet periodically to receive reports from the GHOC and consider the regimen of her activities relating to personal trading, such as testing protocols, employee education, and the adequacy of and possible amendments to the personal trading provisions of the Code of Ethics. The Code of Ethics Committee will report to the CEO. The Fund’s Chief Compliance Officer (“CCO”) will have ready access to the GHOC and the Code of Ethics Committee.

While the Committee shall meet on a periodic basis (not less than quarterly), if need be, the Committee may meet between formally scheduled meetings, either electronically or in person, to discuss resolutions of violations of the Code. At its regularly scheduled meetings, the Committee will review the implementation of the Code of Ethics, including, without limitation, a consideration of the following issues:

•	Any current violations of the Code of Ethics;

•	Precedents, if any, for violations being considered;

•	Changes in applicable law or legal interpretations that would impact the Code of Ethics;

•	The results of any testing of the procedures;

•	Whether any additional testing or review is required; and/or

•	Any changes or proposed changes to the Code of Ethics.

In consultation with the Code of Ethics Committee, the GHOC has developed enhanced back-testing procedures to monitor personal trading. In particular, the procedures provide more systematic assessments of historical patterns of employee trading activity in issuers and securities presented for discussion to Investment Committees and traded on behalf of clients.

B.	Sanctions

The sanctions for violation of the Code of Ethics may include the following:

1.	A letter of censure;

2.	Monetary sanctions;

3.	Disgorgement of any ill-gotten profits;

4.	Correction of transactions;

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5.	Temporary suspension or termination of personal trading;

6.	Temporary suspension of employment;

7.	Termination of employment; and/or,

8.	Other sanctions deemed appropriate by the Code of Ethics Committee (or the Executive Committee, as the case may be).

C.	Sanction Guidelines

Brandes has developed the criteria listed below to guide senior decision-makers in determining appropriate sanctions for violations of the personal trading aspects of the Code of Ethics. While Brandes, with the advice of counsel, believes that mandatory sanctions or overly-rigid guidelines would be impractical and would eliminate needed flexibility and the application of sound judgment, it believes that it would be useful to utilize these factors to promote fair and consistent results, even though facts and circumstances are often difficult to compare. Among any others that may emerge in the context of actual situations, these considerations would include:

1.	Whether the violation caused any harm to clients.

2.	The likely perception of clients, including mutual fund boards, that a particular sanction is a credible and proportionate response to the gravity of the specific violation in light of all of the foregoing considerations.

3.	Whether the violation was intentional or not (i.e., nonvolitional, inadvertent, lack of spousal awareness, etc.).

4.	The nature of the violation (i.e., deficient paperwork vs. actual unauthorized trading).

5.	The pattern of violations, if any.

6.	The employee’s general behavioral and compliance track record.

7.	The magnitude of violations in relation to overall trading activity.

8.	Compliance personnel and senior management subject to more severe sanctions for certain types of violations.

9.	Employee attitude (i.e., expressions of remorse or contrition vs. adamancy or indignation).

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D.	Sanction Decision-Making Process

1.	The GHOC will determine if sanctions should include a verbal warning, written reprimand, the correction of transactions involving securities on the Watchlist[10], or any of the foregoing together with supervised education. All violations will require notification to the violator’s supervisor.

2.	More severe sanctions (e.g., fining, suspension of trading privileges, bonus implications, title implications, termination, etc.) will be based on the GHOC’s recommendation, with the concurrence of the CEO. In the event that the GHOC and the CEO cannot agree on the appropriate sanction, the matter will be referred to the Executive Management Group (EMGA) for a determination.

3.	If an infraction has been committed by the GHOC or the CEO, the matter will be referred to the EMGA for a determination, without the participation of the violating party. All violations and sanctions involving personal trading within the ambit of Rule 17j-1 will be reported to the Fund CCO.

IX.	RECORDKEEPING

The Brandes Code of Ethics group will maintain copies of the following records for a period of five years, the first two in an easily accessible place, in accordance with the Investment Advisers Act of 1940 and Brandes’ Record Retention Policy.

Specifically, Rule 204-2 requires that we retain or have access to via a third party vendor:

•	Copies of all policies and procedures relating to Code of Ethics;

•	Records of any violation of Code of Ethics, and of any action taken as a result of the violation;

•	A record of all written acknowledgments as required by 204A-1(a)(5) for each person who is currently, or within the past five years was, a supervised person of Brandes;

•	A record of each report made by an access person as required by 204A-1(b), including any information provided under paragraph (b)(3)(iii) of that section in lieu of such reports;

•	A record of the names of persons who are currently, or within the past five years were, access persons of Brandes;

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons under 204A-1(c);

•	A memorandum describing any legal or disciplinary event listed in Item 9 of Part 2A or Item 3 of Part 2B (Disciplinary Information) and presumed to be material, if the event involved the investment adviser or any of its supervised persons and is not disclosed in the brochure or

[10]	In the case of a “Watchlist Violation”, in addition to other sanctions that may be appropriate depending on the nature of the violations, the employee will be asked to “bust” the violating trade, with the employee assuming any loss that may result and giving any gains that may result to a charity to be specified by the GHOC.

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brochure supplement described in paragraph (a)(14)(i) of Rule 204-2 . The memorandum must explain Brandes’ determination that the presumption of materiality is overcome, and must discuss the factors described in Item 9 of Part 2A of Form ADV or Item 3 of Part 2B of Form ADV;

•	Books and records that pertain to 206(4)-5 containing a list or other record of the names, titles and business and residence addresses of all covered associates of Brandes;

•	A record of government entity clients

•	Records relating to the contributions and payments referred to in paragraph (a)(18)(i)(C) of Rule 204-2 must be listed in chronological order and indicate - (A) The name and title of each contributor; (B) The name and title (including any city/county/State or other political subdivision) of each recipient of a contribution or payment; (C) The amount and date of each contribution or payment; and (D) Whether any such contribution was the subject of the exception for certain returned contributions pursuant to 206(4)-5(b)(2); and

•	The Brandes Code of Ethics group will integrate these requirements into desktop procedures.

X.	COMPLIANCE MONITORING & REPORTING

A.	This policy shall be administered by the GHOC or his/her designee.

B.	The GHOC or his/her designee will meet with each new employee to review this policy.

C.	The GHOC or his/her designee shall provide training regarding this policy to existing employees as required.

D.	The GHOC or his/her designee will review all confirms for Reportable Securities to identify non-compliance with the requirements of this policy.

E.	The GHOC or his/her designee, on an annual basis, will review the personal trading pre-clearance rules in the SunGard Protegent PTA system to ensure that the rules are reflective of the firm’s policies and that the rules are effectively flagging appropriate trades.

A.	The GHOC shall report the results of the above testing to the Code of Ethics Committee at its regularly scheduled meetings. The GHOC or her designee shall submit, at least annually, a report on compliance with the Code of Ethics to the Executive Management Group.

B.

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XI.	DEFINITIONS

A.	Employee-Related Account

An “Employee-Related Account” refers to an investment account holding Reportable Securities (as defined below) for any of the following persons:

•	The employee;

•	The employee’s spouse, registered domestic partner, or partner in a civil union (“Spouse”);

•	The employee’s minor children;

•	Any other relative of the employee or employee’s spouse, sharing the same home as the employee; and,

•	Any other person whose account is managed, controlled or influenced by or through the employee, or to whom the employee gives advice with regard to the acquisition or disposition of securities, other than a Brandes client; examples of such accounts are accounts where the employee is acting as trustee, executor, pledge, agent or in any similar capacity; and/or holds an interest in a partnership or other arrangement or through a closely held corporation or investment club.

•	Any contractor, consultant, freelancer, temporary employee, or other individual who is deemed by the GHOC to have sufficient access to Brandes’ proprietary or client information to subject the individual to the Code of Ethics. In such case, that individual would fall under all the Code of Ethics reporting requirements that apply to employees as described above in items a – e of this section.

B.	Third Party Managed Accounts

1.	A “Third Party Managed Account” is an Employee-Related Account where total investment discretion is with a non-employee third-party, where such third-party has full discretion to trade the account and does not confer with the employee regarding trades in such account (this may include accounts managed by Brandes over which Brandes has full discretion).

2.	Third Party Managed accounts are exempt from Sections III.5, 6, 7, 9 and 10 and VI.1, 2.a, 2.b and 2.f, provided that the employee has submitted a Third-Party Managed Account Exemption form with respect to the account to the Legal/Compliance Department. In the event the account is no longer Third-Party Managed, the employee will be required to inform the Legal/Compliance Department as specified below and receive pre-clearance for all transactions involving Reportable Securities in the account.

C.	Reportable Security

“Reportable Security” means a “security” as defined in Section 2(a)(36) of the ’40 Act. Pursuant to this definition, a Reportable Security includes, but is not limited to:

•	any note, stock, treasury stock, security future, or bond;

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•	any share of a closed-end fund or open- end mutual fund that is managed or sub-advised by Brandes;

•	any share of an exchange traded fund (ETF);

•	any evidence of indebtedness;

•	any certificate of interest or participation in any profit-sharing agreement;

•	any certificate of deposit for a security;

•	any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof);

•	any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency;

•	in general, any interest or instrument commonly known as a “security”; and,

•	any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

A “Reportable Security” does not include:

•	direct obligations of the Government of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by open-end investment companies registered under the 1940 Act not managed or sub-advised by Brandes;

•	shares issued by money market funds; and,

•	shares issued by unit investment trusts that invested exclusively in one or more open-end funds, none of which are managed or sub-advised by Brandes.

References to a Reportable Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Reportable Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Reportable Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Reportable Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Reportable Security shall also be applicable to the purchase or sale of a Derivative relating to that Reportable Security; and, (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Reportable Security relating to that Derivative.

D.	Pre-Clearance Designee

The Pre-Clearance Designee will be either the GHOC and/or individuals who have been authorized to review trade requests.

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